SKYWORKS
BREAKTHROUGH SIMPLICITY

September 23, 2002

George LeVan

Dear George:

This letter is meant to serve both as an employment agreement and change of control agreement relative to your continued employment with Skyworks Solutions Inc. and the combined company following the merger with Conexant Systems wireless communications business.

A. Employment Protection

If your employment with Skyworks Solutions Inc. is involuntarily terminated within two years following the merger for any reason other than cause, then Skyworks will provide you with one year of salary continuation in accordance with the terms and conditions of Section C of this letter. Not withstanding the other terms of Section A, no payments will be due to you under this Section A, if (i) you are terminated for cause, or (ii) you are eligible to receive any payments under Section B of this letter on "Change of Control".

B. Change of Control

If, (i) a Change of Control occurs within two years of the date of this letter, and (ii) your employment with Skyworks is involuntarily terminated within one year thereafter, then Skyworks will pay you up to one year of salary continuation in accordance with the terms and conditions of Section C of this letter.

A "Change in Control" shall be deemed to have occurred if the Continuing Directors shall have ceased for any reason to constitute a majority of the Board of Directors of Skyworks. For this purpose, a "Continuing Director" shall include any member of the Board of Directors of Skyworks as of the date of this letter and any person nominated for election to the Board of Directors of Skyworks by a majority of the then Continuing Directors, together with any member of the new merged companies Board of Directors immediately after the effective date of the merger.

C. Terms of Salary Continuation

Salary continuation payments under Sections A and B of this letter will be reduced by the amount of any compensation that you receive from any person for services rendered during the salary continuation period or cease completely if you engage in activities or enterprises on behalf of yourself that are directly competitive with Skyworks.

Cause Definition

"Cause" shall mean: (i) deliberate dishonesty significantly detrimental to the best interests of the Corporation; (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty to the Corporation or refusal or failure to obey the directions of supervisors; or (iv) inadequate performance or inattention to or neglect of duties.

If you have any questions please see me.

Sincerely,

Paul E. Vincent

Paul E. Vincent
Vice President and Chief Financial Officer
Skyworks Solutions Inc.